EXHIBIT 97
AMERICAN EXPRESS COMPANY
POLICY FOR THE RECOVERY
OF ERRONEOUSLY AWARDED COMPENSATION
1.Purpose
The purpose of this American Express Company (the “Company”) Policy for the Recovery of Erroneously Awarded Compensation (as amended or restated from time to time, this “Policy”) is to enable the Company to recover Erroneously Awarded Compensation in the event that the Company is required to prepare an Accounting Restatement. This Policy is intended to comply with the requirements of the Recovery Rules (as defined below) and shall be construed and interpreted in accordance with such intent.
2.Definitions
For purposes of this Policy, the following capitalized terms shall have their respective meanings set forth below:
(a)“Accounting Restatement” means an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were not corrected in the current period or left uncorrected in the current period (a “little r” restatement).
(b)“Board” means the Board of Directors of the Company.
(c)“Committee” means the Compensation and Benefits Committee of the Board, or any other committee designated by the Board to administer this Policy, and in the absence of such a committee, a majority of the independent directors serving on the Board.
(d)“Covered Executive” means an individual who is or was designated by the Company as an “executive officer” in accordance with the Recovery Rules (each, an “Executive Officer”) at any time during the applicable performance period for the affected Incentive-Based Compensation (whether or not such individual is an Executive Officer or remains employed by the Company at the time that Erroneously Awarded Compensation is required to be repaid under this Policy).
(e) “Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation Received by a Covered Executive that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received by the Covered Executive had it been determined based on the restated amounts, computed without regard to any taxes paid. Erroneously Awarded Compensation only includes Incentive-Based Compensation that is Received (i) during the applicable Recovery Period, (ii) on or after October 2, 2023, (iii) after the Covered Executive began service as an Executive Officer, and (iv) while the Company has a class of securities listed on a national securities exchange or a national securities association.
(f)“Exchange” means the New York Stock Exchange.

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(g)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(h) “Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures. Financial Reporting Measure shall also include the Company’s stock price and total shareholder return. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC.
(i)“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
(j) “Received” with respect to Incentive-Based Compensation means when the Incentive-Based Compensation is deemed received, which is the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period. For the avoidance of doubt, Incentive-Based Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered Received when the Financial Reporting Measure is achieved, even if the Incentive-Based Compensation continues to be subject to the service-based vesting condition.
(k)“Recovery Period” means the three completed fiscal years of the Company that immediately precede the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.
(l)“Recovery Rules” means Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC thereunder (including Rule 10D-1 under the Exchange Act) and any applicable rules or standards adopted by the Exchange pursuant to Rule 10D-1 under the Exchange Act (including Section 303A.14 of the NYSE Listed Company Manual).
(m) “Restatement Date” means the earlier of (i) the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, and (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.
(n)“SEC” means the Securities and Exchange Commission.
3.Recovery of Erroneously Awarded Compensation
(a)In the event of an Accounting Restatement, the Committee must reasonably promptly determine the amount of any Erroneously Awarded Compensation Received by each Covered Executive during the Recovery Period based on the Accounting Restatement, and shall promptly provide each affected Covered Executive with a written notice stating the amount of Erroneously Awarded Compensation and a demand for repayment or return, as applicable.

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(b)Each Covered Executive must comply with any request or demand for repayment or return promptly (and not later than any date specified in the request or demand).
(c)The Company’s obligation to recover Erroneously Awarded Compensation pursuant to this Policy is not dependent on if or when the restated financial statements are filed. In addition, the recovery of Erroneously Awarded Compensation is required without regard to whether any misconduct occurred or a Covered Executive’s responsibility for the erroneous financial statements.
(d)The Committee shall have broad discretion to determine the appropriate means of recovery of Erroneously Awarded Compensation based on all applicable facts and circumstances.
(e)To the extent that a Covered Executive fails to repay any or all Erroneously Awarded Compensation to the Company when due (as determined in accordance with this Section 3), the Company shall take all actions reasonable and appropriate to promptly recover such Erroneously Awarded Compensation from the Covered Executive, and the Covered Executive shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in seeking to recover such Erroneously Awarded Compensation.
(f)Any action by the Company to recover Erroneously Awarded Compensation under this Policy from a Covered Executive shall not, whether alone or in combination with any other action, event or condition, (i) constitute “good reason” for resignation or serve as a basis for a claim of “constructive termination” or “involuntary termination” under the Company’s Senior Executive Severance Plan, any employment or other agreement with a Covered Executive, any award agreements or any other plan or arrangement, or (ii) constitute a breach by the Company of any contract or agreement to which the Covered Executive is a party.
4.Determination of Erroneously Awarded Compensation
(a)The amount of Erroneously Awarded Compensation shall be determined by the Committee based on the particular facts and circumstances and consistent with the principles of the Recovery Rules. The Committee is authorized to engage, on behalf of the Company, any third-party advisors it deems advisable in order to perform any calculations contemplated by this Policy.
(b)For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the Accounting Restatement, the Committee shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received. The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange.
5.Exemption
Notwithstanding Section 3, recovery of Erroneously Awarded Compensation shall not be required to the extent that the Committee determines that recovery would be impracticable because of one or more of the following conditions:

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(a)The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange.
(b)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or 411(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
6.Prohibition on Indemnification
The Company and its subsidiaries are prohibited from (a) indemnifying any Executive Officer against (i) the loss of Erroneously Awarded Compensation pursuant to this Policy or (ii) any claims relating to the Company’s enforcement of its rights under this Policy, and (b) paying or reimbursing the premiums on any insurance policy protecting against the recovery of Erroneously Awarded Compensation. Neither the Company nor any subsidiary shall enter into any agreement that exempts any Incentive-based Compensation from the application of this Policy or that waives the Company’s right to recover Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after October 2, 2023).
7.Administration
This Policy shall be administered by the Committee in accordance with the Recovery Rules. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. Any determination made by the Committee shall be binding on all persons. In the event any provision of this Policy is determined to be unenforceable or invalid under applicable law, such provision shall be applied to the maximum extent permitted by applicable law and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required by applicable law.
8.Acknowledgement and Acceptance
The Company may require an Executive Officer to sign and return to the Company the Acknowledgement and Acceptance Form attached hereto as Exhibit A pursuant to which such Executive Officer will agree to be bound by the terms and comply with this Policy; provided, however, that this Policy shall apply to, and be enforceable against, any Executive Officer regardless of whether or not such Executive Officer signs and returns to the Company such Acknowledgement and Acceptance Form.
9.Miscellaneous
(a)Amendment and Termination. The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by the Recovery Rules or any federal securities law, SEC rule or Exchange rule. The Committee may terminate this Policy at any time. Notwithstanding anything in this Section 9(a) to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account

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any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rules or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. Furthermore, unless otherwise determined by the Committee or as otherwise amended, this Policy shall automatically be deemed amended in a manner necessary to comply with any change in the Recovery Rules.
(b)Other Recovery Rights. The Committee intends that this Policy will be applied to the fullest extent permitted by applicable law. The Committee may require that any employment agreement, equity award agreement, or any other agreement entered into on or after October 2, 2023 shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to abide by the terms of this Policy. Executive Officers shall be deemed to have accepted continuing employment on terms that include compliance with this Policy, to the extent of its otherwise applicable provisions, and to be contractually bound by its enforcement provisions. Executive Officers who cease employment or service with the Company and its subsidiaries shall continue to be bound by the terms of this Policy with respect to Incentive-Based Compensation subject to this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company or its subsidiaries under applicable law, regulation or rule, or pursuant to the terms of any policy or in any employment agreement, cash-based bonus plan, equity award agreement, or similar agreement, including, but not limited to, any Consent to the Application of Forfeiture and Detrimental Conduct Provisions to Incentive Compensation Plan Awards, and any other legal remedies available to the Company and its subsidiaries. To the extent that the application of this Policy would provide for recovery of Incentive-Based Compensation that the Company recovers pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 or other recovery obligations or policies, the amount that the relevant Executive Officer has already reimbursed the Company will be credited to the required recovery under this Policy, as determined by the Committee in its sole discretion. Nothing in this Policy precludes the Company from implementing any additional clawback, recovery or recoupment policies with respect to Executive Officers or other individuals. Application of this Policy does not preclude the Company or its subsidiaries from taking any other action to enforce any Executive Officer’s obligations to the Company or its subsidiaries, including termination of employment or institution of civil or criminal proceedings or any other remedies that may be available to the Company or its subsidiaries with respect to any Executive Officer.
(c)Successors. This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.
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Adopted by the Compensation and Benefits Committee on October 4, 2023.

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EXHIBIT A
AMERICAN EXPRESS COMPANY
POLICY FOR THE RECOVERY
OF ERRONEOUSLY AWARDED COMPENSATION
ACKNOWLEDGEMENT AND ACCEPTANCE FORM
By signing below, you acknowledge and confirm that you have received and reviewed a copy of the American Express Company Policy for the Recovery of Erroneously Awarded Compensation (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement and Acceptance Form shall have the meanings ascribed to such terms in the Policy. This Acknowledgement and Acceptance Form replaces and supersedes the “Consent to the Requirements of Section 954 of the Dodd-Frank Act” form that you previously signed, if any.
By signing below, you are acknowledging and agreeing that you are subject to the terms of the Policy and that you will repay to the Company the amount of any Erroneously Awarded Compensation that you are determined to be required to repay under the Policy. You understand that this obligation applies to awards of Incentive-Based Compensation issued to you under the American Express 2016 Incentive Compensation Plan and the American Express Annual Incentive Plan (each, as amended from time to time and including any successor plan thereto), whether in the past, present and future. Incentive-Based Compensation may include, but is not limited to, stock options, restricted stock, restricted stock units, performance stock, performance stock units, and annual incentive awards.
By signing this Acknowledgement and Acceptance Form, you:
•acknowledge and agree that you are and will continue to be subject to the Policy and that the Policy will apply both during and after your employment with the Company and its subsidiaries;
•agree to abide by the terms of the Policy, including, without limitation, by promptly returning to the Company any Erroneously Awarded Compensation paid to you in a manner permitted by the Policy;
•acknowledge and agree to reimburse the Company for any and all expenses reasonably incurred by the Company in seeking to recover such Erroneously Awarded Compensation in the event that you fail to promptly repay any or all Erroneously Awarded Compensation to the Company when due;
•acknowledge and agree that the Company may, to the greatest extent permitted by applicable law, reduce any amount that may become payable to you by any amount to be recovered by the Company pursuant to the Policy if and to the extent such amount has not been returned to the Company prior to the date that the subsequent amount becomes payable to you;
•acknowledge and agree that neither the Policy nor this Acknowledgement and Acceptance Form replaces or in any way affects the application of the “Consent to the Application of Forfeiture and Detrimental Conduct Provisions to Incentive Compensation Plan Awards” (also known as the detrimental conduct agreement) signed by you, or any other recovery, recoupment, clawback, forfeiture or similar

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terms of a Company plan, award agreement or communication applicable to you; and
•acknowledge and agree that any action by the Company to recover Erroneously Awarded Compensation under this Policy from you shall not, whether alone or in combination with any other action, event or condition, (i) constitute “good reason” for resignation or serve as a basis for a claim of “constructive termination” or “involuntary termination” under the Company’s Senior Executive Severance Plan, any employment or other agreement with you, any award agreements or any other plan or arrangement, or (ii) constitute a breach by the Company of any contract or agreement to which you are a party.

Signature

Print Name

Date

[Signature Page to Acknowledgement and Acceptance Form to the American Express Company Policy for the Recovery of Erroneously Awarded Compensation]

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